Exhibit 99.2

Justin Yorke Memo Exh 99 2

-----Original Message-----
From: Justin Yorke [mailto:jwyorke@yahoo.com]
Sent: Friday, January 12, 2007 9:36 AM
To: Robert Wright
Cc: Reuben Sandler; Joe Skeehan; jschadt@otonline.net; gusblass@aol.com
Subject: PRB 8K Filing

Bob:

I read the January 9th 8K filing this morning and was shocked by the text of the release which states, “Mr. Yorke’s decision to resign from the board and as the chairman of the board’s nominating committee was not the result of any disagreements with PRB.”

Both you and the board members know this is a complete misstatement of the facts and is not reflective of our discussions and the board minutes regarding the Amherst financing. I was not allowed to vote on the financing of the acquisition and if I had it would have been an emphatic “no” regarding the financing method you chose.

Bob I am very disappointed in you that you did not provide me with a draft of the 8K for my comments.  I have my reputation to protect with shareholders and do not want my intentions for my resignation misconstrued by the investment community.

I want PRB to refile an amendment to the 8K that I resigned from PRB’s board of directors “due to a fundamental difference of opinion with PRB’s management in the financing and strategic direction of the company.”

Justin Yorke